April 26, 1994



McCaw Cellular Communications, Inc.
5400 Carillon Point
Kirkland, WA  98033

Ladies and Gentlemen:

     We have acted as counsel to you in connection with the proceedings for (i) the authorization and issuance by McCaw Cellular Communications, Inc. (the "Company") of up to 3,200,000 shares of the Company's Class A Common Stock, $.01 par value per share (the "Shares"), in connection with the Company's continuing acquisition program, and (ii) the preparation of a registration statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), which you are filing with the Securities and Exchange Commission with respect to the Shares. We have examined the Registration Statement and such documents and records of the Company and other documents as we have deemed necessary for the purpose of this opinion.

     Based upon the foregoing, we are of the opinion that upon the happening of the following events:

     (a) due action by the Board of Directors of the Company authorizing the issuance of the Shares;

     (b) the filing of the Registration Statement and any amendments thereto and the becoming effective of the Registration Statement; and

     (c) due execution by the Company and registration by its registrar of the Shares and the issuance and sale of the Shares as contemplated by the Registration Statement and in accordance with the aforesaid corporate and governmental authorizations;

the Shares will be duly authorized, validly issued, fully paid and nonassessable.

     We consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to us under the heading "Legal Matters." In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                   Very truly yours,

                                   PERKINS COIE